2ce Putnam International Growth and Income Fund
6/30/08

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended June 30, 2008, Putnam Management has assumed
$2,019 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		 19,194
Class B		  1,783
Class C		    609

72DD2 (000s omitted)

Class M		    322
Class R		     50
Class Y		  1,189

73A1

Class A	      0.3466
Class B		 0.1956
Class C	      0.2196

73A2

Class M	      0.2566
Class R		 0.3296
Class Y		 0.3866



74U1 (000s omitted)

Class A		 59,906
Class B		  7,698
Class C		  2,811

74U2 (000s omitted)

Class M		1,293
Class R		  229
Class Y	     3,370

74V1
Class A		$12.54
Class B		 12.29
Class C		 12.37

74V2

Class M		$12.47
Class R		 12.40
Class Y		 12.61




Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.